EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) dated as of February 27, 2015 (the “Effective Date”), is by and between KLX Inc., a Delaware corporation (the “Company”), and Thomas P. McCaffrey  (“Executive”).

RECITALS

WHEREAS, Executive and the Company entered into an Employment Agreement dated as of September 15, 2014, that became effective on December 16, 2014 (the “Employment Agreement”); and

WHEREAS, Executive, having provided services to the Company and its predecessors since May 1, 1993, agrees to continue to provide services for an additional period as provided herein, and the Company wishes to procure such services; and

WHEREAS, Executive and the Company wish to amend and restate the Employment Agreement in its entirety in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1.             Term.  Subject to Section 4 hereof, the Company agrees to employ Executive, and Executive agrees to be employed by the Company, in each case pursuant to this Agreement, from the Effective Date through the third anniversary of the Effective Date, and the Executive’s employment hereunder shall automatically be extended on the first anniversary date of the Effective Date and on each subsequent anniversary of the Effective Date for additional one (1) year periods until either the Company or the Executive gives the other party at least thirty (30) days’ written notice prior to the anniversary of the Effective Date of any such year of its or his desire to not renew the then current term of this Agreement, unless the Executive’s employment is terminated earlier pursuant to this Agreement as hereinafter set forth.  For purposes of this Agreement, the term “Employment Term” shall mean the initial three (3) year period and all extensions thereof in accordance with this Section 1, if any, as aforesaid, provided that the Executive continues to be employed by the Company; provided, however, that for the purposes of Section 4 of this Agreement, the Employment Term shall run through the last day of the then current Employment Term (assuming for this purpose Executive’s continued employment through such last day).

2.             Position and Duties.  Executive shall serve the Company in the capacity of President and Chief Operating Officer, or in such other position as the Chief Executive Officer of the Company, his designee or the Board of Directors of the Company (the “Board”) may designate from time to time, and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as the Chief Executive Officer of the Company, his designee or the Board shall determine. Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities.  Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

3.             Compensation.

(a)           Salary.  During the Employment Term, Executive shall receive an annual salary (the “Salary”) payable at the rate of $639,000 per annum.  The Salary shall be reviewed annually and may be adjusted upward (but not downward) by the Board or the Compensation Committee of the Board (the “Compensation Committee”) in its discretion.

(b)          Incentive Bonus.  So long as employed, Executive may receive an incentive target bonus for each fiscal year or portion thereof during which Executive has been employed hereunder as determined by the Compensation Committee at the end of the applicable fiscal year, with the target annual incentive opportunity to be no less than 150% of Executive’s then current Salary (“Target Bonus”).  The incentive bonus, if any, shall be paid in accordance with Company policy, but in any event, no later than March 15th of the year following the year in respect of which Executive earned such bonus.

(c)           Expenses.  Executive shall be entitled to receive prompt payment of, or reimbursement for, all reasonable business expenses incurred by him during the Employment Term on behalf of the Company.

(d)           Benefits.  Except to the extent equivalent benefits are provided by B/E Aerospace, Inc., a Delaware corporation (“B/E”) (including post-retirement benefits), during the Employment Term, Executive shall be entitled to participate in all employee benefit plans, life insurance plans, disability income plans, incentive compensation plans and other benefit plans, as may be from time to time in effect for executives of the Company generally.  In accordance with Company policy, Executive shall also be entitled to paid vacation in any fiscal year during the Employment Term as well as all paid holidays given by the Company to its senior executive officers.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”), the Company shall reimburse such medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses are incurred.

(e)           Automobile.  So long as employed, Executive shall receive an automobile either owned or leased by the Company or a monthly automobile allowance of $1,100 per month (the “Automobile Allowance”), at the discretion of the Company.  The Automobile Allowance, if applicable, shall be paid in accordance with Company policy, but in any event, no later than March 15th of the year following the year in which it shall accrue.

(f)           Equity Compensation.  So long as employed, Executive shall be eligible to participate in any applicable equity compensation program of the Company in effect from time to time on the terms set forth by the Compensation Committee in its sole discretion, which program may include stock options, restricted stock awards or units (“Equity Awards”).  The grant date fair value of the annual Equity Awards granted to Executive (determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, or any successor promulgation) shall be no less than 325% of Executive’s then current Salary.

(g)           Initial Equity Grant.  On the thirtieth (30th) day following the Effective Date (and if the stock of the Company is not traded on such date, the next trading day), Executive shall be granted Equity Awards with respect to Company common stock with a grant date fair value of $7,500,000 (determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, or any successor promulgation) (the “Initial Grant”).  The Initial Grant shall be granted (i) one-half in stock options to acquire Company common stock that vest ratably on each of the first three (3) anniversaries of the Effective Date and (ii) one-half in restricted stock units, (A) three-quarters of which vest ratably on each of the first three (3) anniversaries of the Effective Date and (B) one-quarter of which vest based on the achievement of reasonable performance goals to be determined by the Company’s Board or the Compensation Committee, in consultation with management of the

Company.  Prior to the grant date of the Initial Grant, Executive shall have the opportunity to make an election to defer settlement of the restricted stock units granted as part of the Initial Grant pursuant to the terms set forth in the SERP (as defined below); provided, that any election to defer settlement must be compliant with Section 409A of the Code and with the Company’s stock ownership policies.    All other terms and conditions shall be established by the Company’s Board or the Compensation Committee prior to the grant date of the Initial Grant.

(h)           Retirement Compensation.  The Company shall establish a deferred compensation plan (“SERP”) that is substantially similar to the B/E 2010 Deferred Compensation Plan, including allowing for the deferral of Equity Awards thereunder, on or as soon as practicable following the Effective Date.  On the ninetieth (90th) day following the Effective Date and on a quarterly basis thereafter during the Employment Term, the Company will make a tax deferred contribution to the SERP (the “Retirement Contribution”) on behalf of Executive equal to twenty-five percent (25%) of the Salary in effect as of the date of contribution.   Each Retirement Contribution shall be allocated to Executive’s retirement account under the SERP, shall be fully vested on the date that such Retirement Contribution is made and shall otherwise be subject to the terms and conditions of the SERP.

4.            Termination and Compensation Thereon.

(a)         Termination Date.  The term “Termination Date” shall mean the earlier of (i) Executive’s date of death, (ii) upon the occurrence of a Change of Control in accordance with Section 4(e), the date of the Change of Control and (iii) the date on which Executive incurs a Separation from Service (as defined below) with the Company and its subsidiaries and affiliates for any reason.

(b)           Death.

(i)      Executive’s employment hereunder shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, pay to such natural person, trust, corporation, limited liability company, limited or general partnership, or any other entity (each a “Person”) as Executive shall have designated in a notice filed with the Company, or, if no such Person shall have been designated, to his estate, a lump-sum amount equal to the sum of (A) a prorated portion of 150% of Executive’s then current Salary, with the prorated amount to be determined based on the number of days that Executive was employed by the Company in the year during which the Termination Date occurs, (B) Executive’s Salary for the remainder of the Employment Term, (C) the Retirement Contributions that would have been made during the remainder of the Employment Term, (D) two (2) times Executive’s Target Bonus, in the case of each of clause (B), (C) and (D) at the rates in effect as of the Termination Date (the lump sum amount determined in accordance with this Section 4(b)(i), the “Termination Amount”).

(ii)     Upon Executive's death, the Company shall, within thirty (30) days following the date of death, also pay to such Person as Executive shall have designated in a notice filed with the Company, or if no such Person shall have been designated, to his estate, a lump-sum amount equal to (A) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the date of death, and (B) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the date of death.

(iii)     In addition, upon Executive’s death, any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

(c)           Incapacity.  If, in the reasonable judgment of the Compensation Committee, as a result of Executive’s Incapacity due to a medically determinable physical or mental illness, Executive shall have been absent from his full-time duties as described hereunder for the entire period of twelve (12) consecutive months (“Incapacity”), Executive’s employment shall terminate at the end of the twelve (12)-month period as provided in this Section 4(c).  In such event:

(i)       the Company shall give prompt notice to Executive of any such termination;

(ii)      the Company shall pay to Executive within thirty (30) days after the Termination Date a lump-sum amount equal to Termination Amount;

(iii)      the Company shall pay to Executive within thirty (30) days after the Termination Date (A) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date and (B) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date; and

(iv)      upon a termination due to Incapacity, all Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

The lump sum payment shall be made within thirty (30) days following the Termination Date.  Any dispute between the Compensation Committee and Executive with respect to Executive's Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Compensation Committee and Executive or his personal representative, whose decision shall be binding on all parties.

(d)           Termination by the Company or Executive.

(i)           Termination by the Company for Cause.  The Company may, at any time, terminate Executive’s employment hereunder for “Cause.”  Upon a termination for Cause, the Company shall have no further obligations to Executive hereunder, except for payment within thirty (30) days following the Termination Date of any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date.  For purposes of this Agreement, “Cause” shall mean any of the following:

(A)           the willful and continued (after a reasonable period following such demand) failure by Executive to substantially perform his duties hereunder (other than (1) any such willful or continued failure resulting from his Incapacity due to physical or mental illness or physical injury or (2) any such actual or anticipated failure after the issuance of a notice of termination by Executive for Good Reason (as defined below)), after written demand for substantial performance is delivered by the Company to Executive that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties;

(B)           the willful engaging by Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or

(C)           the conviction of Executive of a felony by a court of competent jurisdiction in a judgment which has become final and nonappealable if such conviction would render it impossible for Executive to perform his obligations hereunder or if the reputation of the Company would be materially damaged by the continuance of Executive’s employment hereunder.

For purposes of this Section 4(d)(i) no act, or failure to act, on the part of Executive shall be considered “willful” unless done or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company.  If Executive’s employment is terminated by the Company for Cause pursuant to this Section 4(d)(i), the Company shall have no further obligations to Executive hereunder after the Termination Date, except as provided for in this Section 4(d)(i), Section 11 (Indemnification) hereof, or other indemnification available to Executive by agreement, insurance, law, equity, or the Company’s organizational documents.

(ii)           Termination without Cause or for Good Reason.

(A)           The Company may, at any time, terminate Executive’s employment hereunder without Cause and Executive may terminate Executive’s employment hereunder with “Good Reason” (as defined below).

(B)           If Executive’s employment is terminated by the Company without Cause, or by Executive with Good Reason, then Executive shall receive payment of:

(1)           any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date;

(2)           any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date;

(3)          a lump-sum amount equal to the Termination Amount; and

(4)          any Equity Awards granted to Executive that would not vest on or prior to the Termination Date shall vest as of the Termination Date and, if applicable, be exercisable immediately and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such Equity Awards shall continue to be exercisable until their original stated expiration date.

(C)           The lump-sum payment under clauses (B)(1) - (3) shall be made within thirty (30) days following the Termination Date, provided, however, to the extent that Section 409A of the Code applies, the payment pursuant to clause (B)(3) shall be made on the date that is six (6) months and one (1) day following the Termination Date.

(iii)           Termination by Executive without Good Reason.

(A)   Executive may terminate his employment hereunder without Good Reason.  If Executive’s employment is terminated by Executive without Good Reason, then Executive shall receive payment of:

(1)   any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Termination Date; and

(2)   any earned but unpaid bonuses payable to Executive as

determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date.

(B)   The lump-sum payment under clauses B(1) and (2) shall be made within thirty (30) days following the Termination Date.

(iv)         For purposes of this Agreement, “Good Reason” means:

(A)          a decrease in Executive’s Salary or a failure by the Company to pay material compensation due and payable to Executive in connection with his employment;

(B)          a change in Executive’s responsibilities, positions, duties, status, title or reporting relationships;

(C)         Executive ceasing to be the President and Chief Operating Officer of the Company pursuant to this Agreement (or such other positions Executive holds (1) immediately prior to the Change of Control Date, if applicable, or (2), solely for purposes of Section 4(d), thirty (30) days prior to the Termination Date);

(D)         requiring Executive to be based at any office or location that is anywhere other than Executive’s principal place of employment; or

(E)         a material breach by the Company of any term or provisions of this Agreement;

provided that Executive has given notice thereof to the Company and the Company has not cured the Good Reason, if applicable, within thirty (30) days after receiving such notice.

(e)           Change of Control.

(i)           If a “Change of Control” (as defined in Section 4(e)(ii)) of the Company occurs, the Company will be obligated as provided in this Section 4(e).  For purposes of determining the Company’s obligations under this Section 4(e), the date on which a Change of Control is effective shall be referred to as the “Change of Control Date.” If a Change of Control occurs during the Employment Term Executive’s employment shall be terminated, and:

(A)           the Company or its successor in interest shall pay to Executive a lump-sum amount equal to (x) any accrued and unpaid Salary, Automobile Allowance, vacation time and benefits through the Change of Control Date, (y) any earned but unpaid bonuses payable to Executive as determined by the Compensation Committee for any fiscal periods of the Company ending prior to the Termination Date, and (z) a lump-sum amount equal to the Termination Amount; provided, that the Termination Amount shall be calculated using rates as in effect on the Change of Control Date.

(B)           any Equity Awards granted to Executive that would not vest on or prior to the Change of Control Date shall vest and, if applicable (e.g. options), be exercisable immediately upon the date immediately preceding the Change of Control Date and, notwithstanding any provisions set forth in the applicable agreement or related plan, such Equity Awards, shall continue to be exercisable until their original stated expiration date.

(C)           The payment described in Section 4(e)(i)(A) shall be made on the Change of Control Date.

(ii)           For purposes of this provision, a “Change of Control” shall mean a “change in control event” within the meaning of the default rules under Section 409A of the Code.

(iii)         A Change of Control shall occur on the effective date of any event specified in Section 4(e)(ii) above.  In connection with any determination of ownership for purposes of Section 4(e)(ii) above, the attribution rules of Section 318(a) of the Code shall apply.

(iv)        The obligations of the Company pursuant to this Section shall survive any termination of this Agreement or Executive’s employment or any resignation of such employment by Executive pursuant to this Section.

(f)           280G Matters.

(i)         Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, benefit, equity-based or other compensation or other transfer or action by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Accounting Firm (as defined below) shall, in consultation with Executive’s legal counsel or other advisor designated by Executive (“Executive’s Advisor”), determine whether to reduce any of the Payments to Executive so that the Parachute Value (as defined below) of all Payments to Executive, in the aggregate, equals the applicable Safe Harbor Amount (as defined below). Payments shall be so reduced only if the Accounting Firm determines, subject to the approval of Executive’s Advisor, with such approval not to be unreasonably withheld or delayed, that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Payments were so reduced.

(ii)          If the Accounting Firm determines that the aggregate Payments to Executive should be reduced so that the Parachute Value of all Payments to Executive, in the aggregate, equals the applicable Safe Harbor Amount, and Executive’s Advisor approves such determination, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm and approved by Executive’s Advisor under this Section 4(f) shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of Executive’s termination of employment.

(iii)          The reduction contemplated by this Section 4(f), if applicable, shall be made by reducing payments and benefits (to the extent such amounts are considered Payments) under the following sections in the following order: (A) any Payments as a result of the acceleration of the vesting of performance-based Equity Awards pursuant to Section 4(e)(i)(B), (B) any Payments under Section 4(e)(i)(A) that is a “parachute payment” within the meaning of Section 280G of the Code, (C) any other cash Payments that are “parachute payments” and would be made upon a Change of Control, beginning with payments that would be made last in time and (D) any Payments as a result of accelerated vesting of Equity Awards for which the amount considered contingent on the change in ownership or control is determined in accordance with Treasury Regulation 1.280G-1, Q&A 24(c).

(iv)          As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case consistent with the calculation of the applicable Safe Harbor Amount hereunder.  In the event that the Accounting Firm, based on the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which the Accounting Firm believes, and Executive’s Advisor agrees, has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be repaid by Executive to the Company; provided, however, that (i) no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Sections 1 or  4999 or generate a refund of such taxes; and (ii) to the extent such repayment would generate a refund of such taxes, Executive shall only be required to pay to the Company the Overpayment less the amount of tax to be refunded and to transfer the refund of such taxes to the Company when received. In the event that the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(v)          All fees and expenses of the Accounting Firm in implementing the provisions of this Section 4(f) shall be borne by the Company, and the Company shall reimburse Executive for all reasonable advisory fees incurred with respect to this Section 4(f) (including for services provided by Executive’s Advisor) and any legal and accounting fees incurred with respect to disputes related thereto (including for services provided by Executive’s Advisor).

(vi)           The following terms shall have the following meanings for purposes of this Section 4(f):

(A)

“Accounting Firm” shall mean a mutually agreed upon nationally recognized accounting firm (a “Big Four” accounting firm) that is not serving as accountant or auditor for the Company or the individual, entity or group effecting the Change of Control.

(B)

“Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state, local, and foreign laws, determined by applying the highest marginal rate under Section 1 of the Code and under state, local, and foreign laws that applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate as such Executive shall certify, in Executive’s sole discretion, as likely to apply to Executive in the relevant tax year.

(C)

“Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(D)

“Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change in control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

(E)	“Safe Harbor Amount” means (x) 3.0 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.

5.             Amendments.  No amendment to this Agreement or any Exhibit hereto shall be effective unless it shall be in writing and signed by each party hereto.

6.             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three (3) days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

KLX Inc.

1300 Corporate Center Way,

Wellington, FL 33414

Attention:  General Counsel

If to Executive, to him at:

Thomas P. McCaffrey

4821 South Flagler Drive

West Palm Beach, FL  33405

 7.             Entire Agreement.  This Agreement (including the Exhibits attached hereto) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all such prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

8.             Mutual Waiver.  Except in the event of a termination for Cause, Executive and the Company agree to sign a mutual waiver and release of claims agreement effective as of the Termination Date substantially in the form attached hereto as Exhibit A, and hereby incorporated by reference (the “Mutual Waiver”).

9.            Withholding.  All payments made by the Company under this Agreement shall be reduced by any amounts in respect of income, social security, FICA and other similar taxes at the then-prevailing rates required to be withheld by the Company under applicable law.

10.           Legal Fees.  In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

11.           Indemnification.  To the maximum extent permitted under the law of the State of Delaware as from time to time in effect, the Company hereby agrees to indemnify and defend Executive and hold him harmless from and against all liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in settlement or as fines or penalties, and counsel fees and disbursements, incurred by Executive in connection with the defense or disposition of, or otherwise in connection with or resulting from, any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which Executive may be or may have been involved as a party or otherwise or with which Executive may be or may have been threatened, while in office or thereafter, by reason of Executive’s being an officer or director of the Company or by reason of any action taken or not taken in such capacity.

12.           Unfunded Status.  This Agreement is intended to constitute an unfunded plan for incentive compensation.  Nothing contained herein shall give Executive any rights that are greater than those of a general unsecured creditor of the Company.  In its sole discretion, the Compensation Committee may authorize the creation of trusts, acquisition of life insurance policies or other arrangements to meet the obligations created under this Agreement.

13.           Section 409A.

(a)           If any amounts that become due under Section 4 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)           Notwithstanding any provision of this Agreement to the contrary, if Executive is a “Specified Employee” (as defined below) he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after Executive’s Separation from Service for any reason other than death or (ii) Executive’s date of death.  The Company shall establish a grantor trust pursuant to Rev. Proc. 92-64, promulgated under subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, as modified by Notice 2000-56, and fund any such payments that are deferred pursuant to this Section that otherwise would be immediately payable to Executive.  The provisions of this Section shall only apply if required to comply with Section 409A of the Code.

(c)           For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default rules under Section 409A of the Code.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)           It is intended that the terms and conditions of this Agreement comply with Section 409A of the Code.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A of the Code, this Agreement or any provision hereof may be reformed by Executive, subject to the consent of the Company (which consent shall not be unreasonably withheld) to:  (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code,  provided,  however, that no such amendment shall have the effect of reducing the amount of any payment or benefit payable to Executive pursuant to this Agreement.

(e)           Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

15.           Miscellaneous.

(a)           Enforceability.  The invalidity and unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.  This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

(b)           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  This Agreement may be assigned by the Company.  Executive may not assign or delegate Executive’s duties under this Agreement without the Company’s prior written approval.

(c)           Waiver.  Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 4(d)(ii) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

(d)           Survival.  The provisions of Sections 3(d) and 5 through 15 inclusive hereof shall each survive any termination or expiration of this Agreement in accordance with the applicable statute of limitation(s).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

EXECUTIVE

/s/ Thomas P. McCaffrey
Thomas P. McCaffrey

KLX INC.

By:	/s/ Roger Franks
Name:	Roger Franks
Title:	General Counsel

[SIGNATURE PAGE – MCCAFFREY AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

EXHIBIT A

Form of Mutual Waiver Agreement

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the “Agreement”), is made as of ______ __, 20___, by and between KLX Inc., a Delaware corporation (the “Company”) and Thomas P. McCaffrey (“Employee”), for the purpose of memorializing the terms and conditions of the Employee’s departure from the Company’s employment.

Now, therefore, in consideration of the sum of one dollar ($1.00) and the mutual promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (the “Settlement Consideration”), the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Termination; Employment Agreement.  Effective _________, 20__, Employee’s employment with the Company was terminated.  Upon Employee’s termination, Employee and the Company shall each have those respective surviving rights, obligations and liabilities described in that certain Employment Agreement, dated as of September 15, 2014, by and between Employee and the Company (the “Employment Agreement”).

2.           Non-Released Claims.

(a)           Employee Non-Released Claims.  It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of the Company’s, its agent, representative or designee’s obligations to Employee (i) that are specified in the Employment Agreement as surviving the termination of Employee’s employment, (ii) that arise out of or from respondeat superior principles, (iii) for claims for indemnification and defense under any organizational document, agreement, insurance policy, or at law or in equity concerning either the Company, its subsidiaries, affiliates, directors, officers or employees, (iii) concerning any deferred compensation plan, 401(k) plan, equity plan or retirement plan, and (iv) any claims not waivable under applicable law, collectively, the “Employee Non-Released Company Claims ”.

(b)           Company Non-Released Claims.  It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of (i) the Employee’s obligations to the Company concerning the Company’s confidential information and proprietary rights that survive Employee’s termination of employment, including those specified in the Employment Agreement, (ii) any claim of the Company for fraud based on willful and intentional acts or omissions of Employee, other than those taken in good faith and in a manner that Employee believed to be in or not opposed to the interests of the Company, proximately causing a financial restatement by the Company, and (iii) any claims not waivable by the Company under applicable law, collectively, the “Company Non-Released Employee Claims ”.

3.           General Release in Favor of the Company:  Employee, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasers ”), hereby forever releases and discharges the Company, its Board of Directors, and any of its past, present, or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company or in their individual capacities) (collectively, the “Releasees ”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasers ever had, now have or hereafter can, shall or may have against Releasees up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.  Without limiting the generality of the foregoing, Releasers hereby release and discharge Releasees from:

(a)           any and all claims for backpay, frontpay, minimum wages, overtime compensation, bonus payments, benefits, reimbursement for expenses, or compensation of any kind (or the value thereof), and/or for liquidated damages or punitive damages (under any applicable statute or at common law);

(b)           any and all claims, relating to Employee’s employment by the Company,  the terms and conditions of such employment, employee benefits related to Employee’s employment, the termination of Employee’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(c)           any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Florida Civil Rights Act of 1992, the Florida Whistle-Blower Law (Fla. Stat. § 448.101 et seq.), the Florida Equal Pay Act, and waivable rights under the Florida Constitution;

(d)           any and all claims under any contract, whether express or implied;

(e)           any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering;

(f)           any and all claims for violation of any statutory or administrative rules, regulations or codes;

(g)           any and all claims for attorneys' fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like;

which Releasers ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement, except for the Employee Non-Released Company Claims.

4.           General Release in Favor of Employee.   The Releasees, and each of them, hereby release Releasers, and each of them, from all claims or causes of action whatsoever, known or unknown, including any and all claims of the common law of the State of Florida, including but not limited to breach of contract (whether written or oral), promissory estoppel, defamation, unjust enrichment, or claims for attorneys’ fees and costs and all claims which were alleged or could have been alleged against the Employee which arose from the beginning of the world to the date of this Agreement, except for the Company Non-Released Employee Claims.

5.           Non-Disparagement.  The parties agree that they will not (a) disparage or encourage or induce others to disparage the other party (including, without limitation, the Releasees and the Releasers), or (b) engage in any conduct or induce any other person to engage in any conduct that is any way injurious to either party's (including, without limitation, the Releasees' or the Releasers’) reputation and interests (including, without limitation, any negative or derogatory statements or writings).

6.           Covenants not to Sue.

(a)           Employee Covenant not to Sue.  Employee represents and warrants that to date, he has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against the Company or any other Releasee.  Without in any way limiting the generality of the foregoing, Employee hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Employee Non-Released Company Claims.  Employee agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

(b)           Company Covenant not to Sue.  The Company represents and warrants that to date, it has not filed any lawsuit, action, complaint or charge of any kind with any federal, state, or county court or administrative or public agency against Employee or any other Releaser.  Without in any way limiting the generality of the foregoing, the Company hereby covenants not to sue or to assert, prosecute, or maintain, directly or indirectly, in any form, any claim or cause of action against any person or entity being released pursuant to this Agreement with respect to any matter, cause, omission, act, or thing whatsoever, occurring in whole or in part on or at any time prior to the date of this Agreement, except for the Company Non-Released Employee Claims.  The Company agrees that it will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived in this Agreement.

7.           No Admission.  The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Releasees, has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever.

8.           Effectiveness.  This Agreement shall not become effective until the eighth day following Employee’s signing of this Agreement (“Effective Date”) and Employee may at any time prior to the Effective Date revoke this Agreement by giving notice in writing of such revocation to:

KLX Inc.

1300 Corporate Center Way,

Wellington, FL 33414

Attn: General Counsel

In the event that Employee revokes this Agreement prior to the eighth day after his execution thereof, this Agreement, and the promises contained herein, shall automatically be deemed null and void.

9.           Employee Acknowledgement.  Employee acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement, and that Employee has been afforded the opportunity to consider the terms of this Agreement for twenty-one (21) days prior to its execution.  Employee further acknowledges that he has read this Agreement in its entirety, that he fully understands all of its terms and their significance, that he has signed it voluntarily and of Employee’s own free will, and that Employee intends to abide by its provisions without exception.

10.           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect, however, the remaining provisions shall be enforced to the maximum extent possible.

11.           Entire Agreement.  This Agreement and the Employment Agreement, taken together, constitute the complete understanding between the parties and supersedes all such prior agreements between the parties and may not be changed orally.  Employee acknowledges that neither the Company nor any representative of the Company has made any representation or promises to Employee other than as set forth herein or therein.  No other promises or agreements shall be binding unless in writing and signed by the parties.

12.           General Provisions.

(a)           Governing Law; Jurisdiction; Venue.  This Agreement shall be enforced, governed and interpreted by the laws of the State of Florida without regard to Florida's conflict of laws principles. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in a court of competent jurisdiction in the State of Florida in Palm Beach County.  Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue in such Florida court.

(b)           Prevailing Party.  In the event of any litigation, dispute or contest arising from a breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with such litigation, dispute or contest, including without limitation, reasonable attorneys’ fees, disbursement and costs, and experts’ fees and costs.

(c)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

(d)           Binding Effect.  This Agreement is binding upon, and shall inure to the benefit of, the parties, the Releasers and the Releasees and their respective heirs, executors, administrators, successors and assigns.

(e)           Interpretation.  Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption that the provisions hereof shall be more strictly construed against one party who prepared the Agreement, it being agreed that all parties have participated in the preparation of all provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Separation Agreement and Mutual Release as of the date first written above.

KLX INC.

By:
Thomas P. McCaffrey	PRINT NAME:
TITLE:

STATE OF FLORIDA )
) ss.
COUNTY OF )

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared Thomas P. McCaffrey, to me known to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he/she executed the same.  This individual is personally known to me or has produced a ______________________ as identification and did take an oath.

SWORN TO AND SUBSCRIBED before me this _____ day of ________, 20__.

Notary Public
My Commission Expires: